Exhibit 99.1

USA Truck Appoints Tim Guin as Executive Vice President and

Chief Commercial Officer

Appointment of Respected Industry Veteran Brings Breadth and Depth of Commercial Expertise

to USA Truck, Enhancing Already Strong Leadership Team

Van Buren, AR - April 25, 2018 – USA Truck Inc. (NASDAQ: USAK), a leading capacity solutions provider headquartered in Van Buren, Arkansas, announced today that Tim Guin has been named Executive Vice President and Chief Commercial Officer. As noted in a prior release, current Chief Commercial Officer and President of USAT Logistics, Jim Craig is retiring effective April 30, 2018.

Tim Guin brings 30 years of transportation sales leadership to the team, having most recently served as Executive Vice President of Sales and Marketing at Swift Transportation. He began his career with Swift, later holding positions at US Express and Arnold Transportation – where he was President and CEO, before returning to Swift for the past seven years.

USA Truck President and CEO James Reed said, “Tim has exceptional experience within the Trucking industry and is well known for his customer focus and unwavering professionalism. Tim’s addition to the team immediately improves USA Truck’s presence in the marketplace. He brings commercial expertise, and is a great leader of people and process improvement. We are excited to have Tim join this talented team and expect his contributions to have a powerful, long-term effect on our commercial efforts.”

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services. For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our investor relations website, http://investor.usa-truck.com.

Company Contact

USA Truck, Inc.

Jason Bates, EVP & CFO

(479) 471-2637

Jason.Bates@usa-truck.com